Exhibit 10.8

Magnetech DeWees Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into this 30th day of November, 2007, by and between Magnetech Industrial Services, Inc., an Indiana corporation (“Magnetech” or “Company”) and Bernard L. DeWees (“DeWees” or “Employee”).

Recitals:

A.           Since March 1, 2002, 3-D Service, Ltd. (“3-D”) has been engaged in the business of selling, repairing, remanufacturing and maintaining industrial electrical and mechanical equipment from its locations at 800 Nave Road SE in Massillon, Ohio, and at 870 Crescentville Road in Cincinnati, Ohio (“the Business”).

B.           DeWees has been the President of 3-D since its inception.  Through BDeWees, Inc., an Ohio corporation which he wholly owns, DeWees has also owned fifty percent (50%) of 3-D since its inception.

C.           DeWees is intimately familiar with the Business, including its operations, employees, suppliers and customers.

D.           Pursuant to the 3-D Membership Interest Purchase Agreement (the “Membership Interest Purchase Agreement”), executed November 30, 2007, Magnetech has purchased all of the Membership Interest Units of 3-D.

E.           Magnetech now desires to employ DeWees under the terms and conditions set forth in this Agreement, and Employee desires to be so employed.

F.           3-D has entered into a new lease for the facilities in Massillon, Ohio in accordance with Article 6.01(d) of the Membership Interest Purchase Agreement (“Lease”).

G.           Magnetech has delivered its Promissory Note to BDeWees, Inc. in the amount of $2,000,000.00 in accordance with Section 3.04 of the Membership Interest Purchase Agreement (“Note”)

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties agree as follows:

1.           Employment.  Company hereby agrees to employ Employee, and Employee hereby agrees to accept employment with Company, as President.  Employee shall perform all reasonable duties related to his position and such other duties as may be reasonably requested by Company, in accordance with Company policies and procedures as are now, or may hereafter be, in effect.  Employee will act diligently, in good faith and in the best interests of Company and in a manner designed to enhance the business reputation and success of Company.  Except with the prior written consent of Company, Employee will not engage in any other employment or activity that conflicts with or impairs the performance of his obligations as a full-time employee of Company.

    2.           Term.  Subject to earlier termination pursuant to the provisions of this Agreement, this Agreement shall commence as of the date set forth above and shall continue in effect for three  (3) years (the “Initial Term”).  Thereafter, this Agreement shall be automatically renewed for additional one (1) year periods, unless or until terminated pursuant to Section 6 hereof.  Employment after the Initial Term shall be “at will,” subject to the provisions contained herein.

3.           Compensation.

(a)           Base Salary.  As compensation for services performed hereunder, Company shall pay Employee an annual salary of One Hundred and Fifty Thousand Dollars ($150,000) (“Base Salary”) through December 31, 2008, payable in accordance with the normal payroll practices of Company (currently, office staff payroll is paid every two (2) weeks).  If eighty percent (80%) of the incentive goals set for Employee are met in 2008, then the Base Salary for 2009 will be increased to One Hundred and Sixty-Five Thousand Dollars  ($165,000).  If 80% of the incentive goals are achieved in 2009, then the Base Salary will be increased again by ten percent (10%) for 2010. Employee will only be paid for those periods of time that Employee is employed by and rendering services to Company.

  (b)           Bonus.   As long as employed with the Company, Employee will participate in an incentive program that will allow for an annual incentive bonus (based on a calendar year or part of calendar year for partial years of employment) of up to 35% of Base Salary (the “Bonus”), with payments to be made quarterly within sixty (60) days of the end of each quarter, based on performance goals or criteria to be determined by Company and discussed with Employee.  A total of 40% of the Bonus will be tied to quarterly goals (divided between the four annual quarters) and the remainder tied to annual goals which will be reviewed within 90 days of the end of the fiscal year.

(c)           Automobile Allowance.  Company will provide Employee with an automobile allowance of eight hundred dollars ($800) per month through December 31, 2008, and thereafter nine hundred dollars ($900) per month through the term of this Employment Agreement.  Company will also provide Employee with a company fuel card.

(c)       Equity.  Prior to the execution of this Agreement, the Compensation Committee of MISCOR Group, Ltd. will have granted to Employee, effective upon execution of this Agreement:

i.           an option to purchase One Hundred Thousand (100,000) shares of MISCOR stock, priced at the market price for MISCOR stock as of the day prior to the execution of this Agreement, subject to the terms of the 2005 MISCOR Stock Option Plan, which option shall be granted as a qualified Incentive Stock Option (“ISO”) within the meaning of §422 of the Internal Revenue Code of 1986, as amended; and

    ii.           a 30-day option to purchase Fifty Thousand (50,000) Shares of restricted stock at the price of $.001 per share subject to the terms of the 2005 MISCOR Restricted Stock Purchase Plan.

(b)           Withholding.  Company shall deduct and withhold all necessary social security and withholding taxes and any other similar sums required by law (“Withholding Taxes”) from Employee’s Base Salary and Bonus, if any.

4.           Business Expenses and Fringe Benefits.

(a)           Business Expenses.  Company shall reimburse Employee for reasonable and necessary expenses incurred on behalf of Company by Employee in connection with the performance of his duties hereunder in accordance with the reimbursement policies adopted by Company.

(b)           GeneralFringe Benefits.  Employee shall be entitled to those fringe benefits as set forth in Exhibit A attached hereto.  Company reserves the right to change or cancel any of its fringe benefit programs, including but not limited to those listed below, at any time in its sole discretion.

5.           Restrictive Covenants.

(a)           Confidentiality. DeWees agrees that he will not, as long as he is employed by Company and for the Prohibited Period (as defined below), without the express written consent of Company, unless there has been a default by the Company under the Lease or the Note that has not been cured in the period of time allowed for cure in the Lease and he has terminated his employment with Company, directly or indirectly retain, use, divulge or disclose or communicate, or cause or permit any other person or entity to retain, use, divulge, disclose or communicate, to any person, firm, corporation or entity, in any manner whatsoever, the following information regarding 3-D (collectively “3-D Business Information”) except as required by a judge-signed court order or as such information is already generally known to the public:

(1)	Product and service pricing;
(2)	Customer identities and specific customer needs or business terms;
(3)	Vendor identity and vendor pricing;
(4)	Contact information for customer and vendor representatives; and/or
(5)	Any plans by 3-D to expand or improve the Business that were the subject of discussion, drafting, or correspondence within one (1) year prior to the Closing Date.

DeWees further acknowledges and agrees that he will be employed with Company in a position of trust and confidence and that, to provide high quality products and services to Company’s customers, which will benefit both Company and Employee economically, Employee will necessarily need to know and manage valuable information regarding

Magnetech’s business including but not limited to methods, techniques, equipment, marketing and sales information, the sources, costs and pricing of Magnetech’s products and services, business and marketing strategies and plans, the identity and needs of Magnetech’s customers and potential customers, financial data, personnel data, and all the other know-how and “trade secrets” pertaining in any respect to the Magnetech’s business, customers, or suppliers (collectively “Magnetech Business Information”).  DeWees agrees that, as long as he is employed by the Company and during the Prohibited Period, he shall not, either directly or indirectly, use, divulge, disclose or communicate, or cause or permit any other person or entity to use, divulge, disclose or communicate, to any person, firm, corporation or entity, in any manner whatsoever, any Magnetech Business Information, except with the prior written consent of Company.

(b)           Covenants Against Competition and Solicitation.  To reduce the cost to Company of monitoring and enforcing the compliance of Employee with the confidentiality obligations contained in Section 5(a) of this Agreement, and to protect the goodwill developed by Company during Employee’s employment with Company, Employee agrees that he will not, unless there has been a default by the Company under the Lease or the Note which default has not been cured during the applicable cure period in the Lease, so long as he is employed by Company and for the Prohibited Period (as defined below), without the express written consent of Company:

(i)           Directly or indirectly, as a proprietor, officer, employee, partner, stockholder, consultant, agent, owner or otherwise, work for, render assistance or services to or otherwise participate in any business that competes with or engages in business substantially similar to the business conducted by Company anywhere within the Prohibited Territory (as defined below);

(ii)           Directly or indirectly, induce, hire or solicit or seek to induce, hire or solicit any person who was engaged with Company as an employee, agent, independent contractor or otherwise (at any time within one year before the date on which Employee’s employment with Company ends) to end his or her engagement or employment with Company; or

(iii)           Either for himself or for any other person, firm, corporation or entity, solicit, divert or accept, or attempt to solicit, divert or accept any persons or entities which were customers or suppliers of Company (at any time within one year before the date on which Employee’s employment with Company ends).

For purposes of this Agreement, the “Prohibited Territory” means anywhere within a one thousand (1000) mile radius of each of Company’s locations that fall within the scope of his management authority, unless that geographic restriction is deemed to be of unreasonably broad scope, and therefore unenforceable, by a court of competent jurisdiction, in which case the next sentence shall define the Prohibited Territory.  The Prohibited Territory means anywhere within a five-hundred (500)

mile radius of each of Company’s locations that fall within the scope of his management authority, unless that geographic restriction is deemed to be of unreasonably broad scope, and therefore unenforceable, by a court of competent jurisdiction, in which case the next sentence shall define the Prohibited Territory.  The Prohibited Territory means anywhere within a two-hundred-fifty (250) mile radius of each of Company’s locations that fall within the scope of his management authority, unless that geographic restriction is deemed to be of unreasonably broad scope, and therefore unenforceable, by a court of competent jurisdiction, in which case the next sentence shall define the Prohibited Territory.  The Prohibited Territory means anywhere within a one-hundred (100) mile radius of each of Company’s locations that fall within the scope of his management authority.

The term “Prohibited Period” shall be defined as a period of two (2) years from and after the date of termination of Employee’s employment with Company for any reason, unless that term is deemed to be unreasonable, and therefore unenforceable, by a court of competent jurisdiction, in which case the next sentence shall define the Prohibited Period.  The Prohibited Period means a period of one (1) year from and after the date of termination of Employee’s employment with Company for any reason.

(c)           Reasonableness of Covenants.  The parties acknowledge and agree that the Prohibited Territory and the term of the restrictive covenants contained are reasonable and necessary for the proper protection of Company.  Employee further acknowledges that, in the event of the termination of his employment with Company, his skills and experience will permit him to find employment and will not prevent him from earning a livelihood.  In the event, however, a court determines that any of the terms, provisions, or covenants contained in this Section 5 are unreasonable, a court may limit the application of any such term, provision or covenant, or modify any such term, provision or covenant and proceed to enforce this Section 5 as so limited or modified.

(d)           Remedies for Breach.   Employee acknowledges and agrees that any violation of the foregoing restrictive covenants would cause Company irreparable damage and that if Employee violates or threatens to violate such restrictions, Company shall be entitled to injunctive relief against him, without the necessity of proof of actual damage, in addition to any other remedies available under this Agreement, at law, or in equity, including compensatory damages incurred by Company as a result of such violation and including costs, expenses and reasonable attorneys’ fees in enforcing any of its rights under this  Section 5.

6.           Termination.

(a)           This Agreement, and the employment of Employee pursuant to this Agreement, shall terminate upon the earliest of the following dates:  (i) date of termination mutually agreed to between Employee and Company, (ii) date of death of Employee, (iii) date of “Total and Permanent Incapacity” of Employee (as hereinafter defined), (iv) date selected by Company after receiving Employee’s written resignation (such date shall not be more than sixty (60) days after receiving such written notice), (v) date specified in a written notice by Company of termination for “Just Cause” (as hereinafter defined), or (vi) date specified in a written notice of termination by Company or Employee for a reason other than for Just Cause, which notice must be provided to the other party at least thirty (30) days prior to the effective date of termination.

(b)           For purposes of this Agreement, the term “Total and Permanent Incapacity” shall mean such physical or mental condition of Employee as is expected to be of long continued or indefinite duration and that renders Employee incapable of performing any substantial portion of the services contemplated hereby (as confirmed by competent medical evidence).  In connection therewith, Employee hereby agrees to submit to any medical examination or examinations as may be recommended by Company for the purposes of determining the existence or absence of a Total and Permanent Incapacity.

(c)           For purposes of this Agreement, the term “Just Cause” shall mean (i) Employee’s gross misconduct, gross neglect of professional duties or commission of a felony the nature of which is likely to adversely affect Company if Employee continued to be employed by Company, or (ii) Employee’s material breach of or material failure to perform his duties in accordance with the terms and conditions of this Agreement, which failure or breach continues for thirty (30) or more days after written notice by Company of such breach.

7.           Rights and Obligations on Termination of Employment.  Upon termination of this Agreement for any reason, and notwithstanding any provision of this Agreement to the contrary, all payment obligations of Company to Employee under this Agreement will cease except for accrued but unpaid salary amounts under Section 3 hereof.

8.           Notices.  Except as to instructions, notices, requests, consents, approvals or other communications normally given in the ordinary course of business, all notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered in person, or on the date mailed, if mailed first-class, postage prepaid, certified mail, return receipt requested, at the address set forth below (or such other address as may be given by like notice):

If to Company:                      Magnetech Industrial Services, Inc.
1125 South Walnut Street
South Bend, Indiana 46619
Attn:         John A. Martell,
and           James M. Lewis

If to Employee:                      Bernard L. DeWees
5316 Hawick Street, NW
Canton, Ohio 44708

with a copy to:

DAY KETTERER LTD.
Millennium Centre, Ste. 300
200 Market Avenue North
Canton, Ohio 44702
Attn:  Daniel A. Minkler

9.           Entire Agreement.  This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof and supersedes all previous agreements, arrangements, and communications between the parties dealing with such subject matter, whether oral or written.

10.           Amendments; Waiver.  This Agreement may not be amended or modified except by written instrument executed by Company and Employee.  The failure of any party at any time or from time to time to require performance of the other party’s obligations under this Agreement shall in no manner affect the right to enforce any provision of this Agreement at a subsequent time, and the waiver of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent breach.

11.           Assignment.  This Agreement is a contract for personal services and shall not be assignable by either party without the prior written consent of the other party hereto; provided, that Company may assign this Agreement to (i) a company that controls, is controlled by, or is under common control with, Company (an “Affiliate”) and, in the event of any such assignment, Company shall be released from all obligations under this Agreement.  Subject to the foregoing, this Agreement shall inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

12.           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.           Governing Law; Forum.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Indiana, without giving effect to principles of conflicts of laws. The parties expressly agree that the Indiana state courts located in St. Joseph County, Indiana (or if there is exclusive federal jurisdiction, the United States District Court for the Northern District of Indiana) shall have exclusive jurisdiction and venue over any dispute arising out of this Agreement.  To the extent not otherwise subject to the jurisdiction of such courts, DeWees hereby agrees to waive any objection to jurisdiction and to subject itself to the jurisdiction of such courts.

14.           Titles.  The titles to the sections and subsections of this Agreement are inserted for convenient reference only, and shall not constitute a part of this Agreement.

    15.           Severability.  If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of legislative or administrative action, such holding or action shall be strictly construed and shall not affect the validity or affect any other provision of this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Employment Agreement on the date or dates indicated below, effective as of the day and year first above written.

“Company”		“Employee”

MAGNETECH INDUSTRIAL SERVICES, INC.		BERNARD L. DEWEES

By:	/s/ John A. Martell,	/s/ Bernard L. DeWees
	John A. Martell, President & CEO	Bernard L. DeWees

Date:	November 30, 2007	Date:	November 30, 2007